Exhibit 99.1

Information Analysis Begins Corporate Transformation - Enters Into Definitive Agreement to Acquire Gray Matters, a Zero Trust, Blockchain-Enabled Technology Platform

November 16, 2021- Fairfax, Virginia – Information Analysis Incorporated (“IAI” or “the Company”) (OTCQB:IAIC) entered into a definitive agreement, subject to customary closing conditions, to acquire Gray Matters, Inc (“Gray Matters”) in a combined cash and stock transaction valued at $10.5 million consisting of $7.5 million cash at close; deferred consideration of $1.5 million; and $1.5 million in IAI stock. The terms also include up to $4.0 million in additional consideration for achieving certain performance metrics in 2022. The parties anticipate closing no later than December 2021.

Gray Matters is a leader in blockchain and encryption algorithm technology and was founded to solve real-world problems through innovation in secure Supply Chain Management (SCM) in United States intelligence, national security and diplomatic organizations. Gray Matters has operated in “stealth mode” since its inception. In that time-frame, the company has transformed how blockchain supports SCM; constructing a Zero Trust product to secure and monitor the lifecycle of mission-critical materials from manufacturing through destruction and recycling.

“I’m excited to announce the first anchor transaction in the transformation of our business we announced two months ago,” said IAI Chairman and CEO Jamie Benoit. He added, “Gray Matters’ foundational proof-of-concept contracts in global government organizations with endlessly complex missions, demonstrate the viability of its technology. Gray Matters’ zero-trust blockchain stack is adaptable to numerous commercial and government markets and we expect to make significant investments in building out the team we’ll need to take a Software-as-a-Service (SaaS) offering to the broader commercial and government marketplace. The strength of this acquisition lies within the technology’s ability to touch all aspects of supply chain from visibility to management and security. With renewed focus on the global supply chain, we believe this investment positions us well to capture market share. We expect this acquisition to be disruptive and fundamentally challenge the existing supply chain security paradigm across the private sector as well as Federal, State, and Local governments. Upon closing, our initial plan is to operate Gray Matters as a stand-alone business unit as we execute on our broader technology thesis.”

Gray Matters CEO Jeff Gerald added, “We are extremely excited about our future with IAI. Our secure supply chain technology is perfectly in line with IAI’s long term vision to create a comprehensive and secure SaaS solution to manage an increasingly complex global supply chain. Jamie has the right blend of experience with our core customers combined with a proven track record growing technology companies and I am excited to work with him to take our platform to the next level.”

This transaction offers compelling strategic value for IAI and its stockholders because the Gray Matters’ technology:

●	Provide a disruptive solution to international supply-chain challenges for an existing and expanding customer base;

●	Significantly improves security and efficiencies in complex supply chain systems by establishing immutable technological trust between parties;

●	Is based upon scalable core intellectual property which can be applied to a diverse array of organizations and industries;

●	Product is sold on a SaaS basis, provides solid recurring revenue potential.

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology products and services company. The Company historically specializes in software conversions, systems modernization and security.

In August 2021, IAI appointed Jamie Benoit to lead a corporate transformation of IAI into a provider of edge technology solutions to commercial and government organizations. For over a decade, he served as Chief Executive Officer of FedData, a technology products and services firm focused on mission support in the intelligence community and DoD. In that capacity, Mr. Benoit led FedData through the acquisition of three different companies and through a sale in that delivered an 80%+ IRR to FedData’s private equity partners and employee shareholders. He subsequently delivered nearly 50% EBITDA growth in 18 months to his new private equity partners prior to leaving the company in 2019.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2020, and in other filings with the Securities and Exchange Commission.

For additional information contact:

Jeremy Hellman, CFA

Vice President

The Equity Group Inc.

(212) 836-9626

Tim Hannon, CFO

thannon@infoa.com

(703) 293-7925